Exhibit 99.4

CytoSorbents Issues Responses to Frequently Asked Questions

MONMOUTH JUNCTION, N.J., April 7, 2015 - CytoSorbents Corporation (NASDAQ CM: CTSO), a critical care immunotherapy company using blood purification to treat critically-ill and cardiac surgery patients in multiple countries worldwide, has prepared a list of Frequently Asked Questions (“FAQs”) in response to shareholder inquiries following its 2014 Year End Earnings Call on March 31, 2015. A full transcript of the earnings call is available on the Company’s website, here.

Question: Can you provide some additional detail on your expectation that Q1 2015 product sales will be lower than Q4 2014?

Dr. Phillip Chan - CEO: First, let me reiterate that we firmly believe in the underlying fundamentals of our business and the value that CytoSorb(R) brings to the market. Because of this, we expect 2015 sales of CytoSorb(R) to compare favorably to what we achieved in 2014. Most important, we continue to receive positive feedback from physicians on how CytoSorb(R) has helped make a difference in outcomes of their critically-ill patients.

With that said, it is important to note that we are still in the very early stages of CytoSorb(R) commercialization, and that in this early stage of commercialization, we expect variability in our results due to the timing and size of specific orders, particularly those from distributors. As a result, our focus is on the broader CytoSorb(R) sales trend rather than on quarter-to-quarter performance, as we believe this bigger picture perspective is a more accurate indicator of the traction that CytoSorb(R) is gaining in the market. Q4 2014 and Q1 2015 are amongst the best quarterly results in the Company’s history, and continue to drive our trailing 12-month revenues higher.

It is also important to remember that this is a business that is directly targeting a massive $20 billion global opportunity of treating deadly inflammation in critically-ill and cardiac surgery patients, where CytoSorb(R) is uniquely positioned in a market with few to no other treatment options. We are focused on maximizing the long-term opportunity for CytoSorb(R), and the type of quarter-to-quarter variability we are seeing is expected and in no way diminishes the overall market potential for CytoSorb(R).

To illustrate the magnitude of the medical problem, in Germany, there are 2,100 acute care hospitals, of which approximately 400 have more than 400 beds. In these hospitals, approximately 10-20 percent of ICU admissions, or ~300-600 patients, will have severe sepsis or septic shock each year. Based on usage patterns, a typical sepsis patient requires three-to-five treatments, or ~$3,000-$5,000 per patient in CytoSorb(R) revenue. If CytoSorb(R) became standard-of-care for the treatment of sepsis, just one hospital would account for potentially $1 to $3 million in CytoSorb(R) revenue. The revenue opportunity is even higher given the many other potential applications for CytoSorb(R) such as lung injury, trauma, burn injury, pancreatitis, liver failure, and cardiac surgery. So although we are clearly not yet standard of care therapy, I point this out to demonstrate how large this opportunity could be, and how even modest success would completely dwarf our current performance.

Question: Can you share details of some recent case reports of CytoSorb(R) being used in the critical care setting?

Within the past few weeks, we have received case reports that clearly demonstrate the value of CytoSorb(R) in the critical care setting. These examples demonstrate the ability of CytoSorb to not only improve patient outcomes, but save lives:

•	A 13-year-old boy in septic shock and multiple organ failure in conjunction with an aggressively spreading drug-resistant-Staphylococcus aureus infection resulting from a major joint infection continued to rapidly deteriorate despite antibiotics and surgical debridement. Because of his dire situation, he was treated with CytoSorb(R) off-label for age, along with standard continuous renal replacement therapy. The patient’s condition rapidly stabilized, to the excitement of his treating physicians, marking his turning point towards a steady recovery. He was discharged home from the hospital several weeks later and, according to his family, is now playing soccer with friends

•	A 72-year-old man suffering from septic shock and multiple organ failure after being admitted with a severe infection of unknown origin. CytoSorb(R) was used three times to help physicians stabilize his blood pressure and hemodynamics, ameliorating the situation and helping him recover.

•	A 72-year-old woman who collapsed at home and couldn’t move. When found, she had developed kidney failure and a massive case of muscle injury and rhabdomyolysis with a myoglobin of 200,000 ng/mL from the fall and being immobilized. With no urine production and therefore no renal clearance of myoglobin, CytoSorb(R) treatment was felt to be a major contributor in rapidly reducing her myoglobin levels in the first 48 hours of therapy to less than 10,000 ng/mL, at which point her kidney function and urine output started to return and she began to recover

Question: Can you offer more color on the need to restructure the sales force?

Dr. Chan [Comments modified from the conference call] - Growing a strong core sales team quickly is a challenging task.  First, we felt it necessary to support our dramatically expanding international distribution and partner network with someone who is experienced with selling CytoSorb(R) and can transmit this knowledge while helping to teach our distributors and their sales teams about the advances in CytoSorb(R) therapy that are happening elsewhere in the world. At the beginning of Q4 2014, we promoted our Sales Director, who is one of our lead sales people in northern Germany, to become International Sales Director.  His replacement in northern Germany joined us in Q1 2015 and is excellent, but has not yet come fully up to speed, resulting in a temporary shortfall in sales in this important territory.

In addition, despite a tremendous amount of time and effort in selecting, hiring and training our new sales team, during Q1 we released four existing sales personnel to find stronger replacements who were better equipped to sell our therapy. The remaining team, including recent additions to distributor support, product support and clinical support, is outstanding. However, these changes to the sales team have created a significant gap in sales coverage in our direct sales territories (given that we divide Germany into multiple territories with one sales representative in each territory), which we believe has resulted in a temporary reduction in direct sales. We continue to see strong interest throughout Germany, but we still need representatives on the ground with a strong physician network that can effectively detail the product and provide support and education at the reimbursement level, the hospital administration level, the physician level and the nursing level. This is similar to every other medical device company and is not unique to our company or product. However, unlike most companies that sell “me-too” products, CytoSorb(R) is a unique technology, treating complex, life-threatening conditions, requiring a sales team with specialized skills. We have been actively recruiting additional sales people and have already identified two potential replacements with the skill set we are seeking. This gives us confidence that the restructuring will be completed in the next several months.

We believe it is important to address potential issues proactively, and believe these changes are integral to maximizing the long-term opportunity for CytoSorb(R). More important, we believe they will have a significantly positive benefit beginning in the second half of 2015. Meanwhile, we will continue to focus on the two other drivers of revenue growth: distributor and strategic partner sales where we see near term catalysts.

Question: Why do you expect quarter-over-quarter growth to resume, and what steps are you taking to accelerate that sequential growth?

Dr. Chan: Based upon our market intelligence, discussions with physicians from all over the world, and observations from numerous critical care and cardiac surgery conferences, we believe that the interest in CytoSorb(R) in the medical community has never been higher. The physician interest and participation at our exhibit booth, User’s Meetings, and research symposia at major conferences such as DIVI 2014, the 44th Annual Meeting of the German Society for Thoracic and Cardiovascular Surgery in February 2015, and the Symposium of Intensive Medicine and Intensive Care in Bremen, Germany in February 2015 underscores this belief in the growing interest in CytoSorb(R). Most recently, we showcased CytoSorb(R) at ISICEM 2015 in Brussels, Belgium, and interest in the product there was the most robust that we have seen to date. We believe that these indicators all point to healthy and growing awareness of, and interest in, our therapy.

In the meantime, we have been systematically establishing the foundation to make CytoSorb(R) a standard-of-care therapy for different applications and to drive significant future growth. These initiatives are occurring in several major areas, including:

Sales and Marketing:

•	Upgrading our direct sales force, distributor support infrastructure, and customer service in Germany to help convert the considerable, positive physician awareness that is growing around the world into new CytoSorb(R) usage and sales

•	Working to expand awareness and usage of CytoSorb(R) amongst more physicians at our existing hospital customers. Currently the vast majority of our sales are repeat orders from existing direct customers and distributors, a proxy for continued usage by treating physicians

•	Expanding our geographic footprint of CytoSorb(R) sales through additional distributors and partners. Key to this approach is facilitating the timely registration of CytoSorb(R) in strategic territories

•	Expansion of marketing materials such as the recently launched CytoSorb(R) website to help centralize and disseminate information about CytoSorb(R) to a global audience, and teach how it is being used successfully today in case reports and clinical studies. We’ll continue to update the website throughout the year to make sure our customers have the most recent information about CytoSorb(R)

•	Enhancing our professional education and distributor support capabilities to help better train our direct and distributors’ sales professionals, and provide the ongoing support necessary to position them for success in the field

Clinical Data:

•	Building our clinical development capabilities, with expansion of our clinical trial team, to generate new evidence and a robust body of knowledge and help drive further adoption of CytoSorb(R)

•	Funding a U.S. clinical development program in cardiac surgery that is designed to support U.S. FDA approval. Cardiac surgery data generated from this program could be used to support cardiac surgery sales worldwide

•	Overseeing more than 50 investigator initiated studies in a diverse set of therapeutic applications, where a number of the dozen studies currently enrolling patients will be completed this year, with data to be made available when possible

•	Continued funding of new clinical trials specifically in sepsis, our largest target market, both in the U.S. and abroad

•	Collection of global CytoSorb(R) treatment data under our International CytoSorb(R) Registry, that can used to evaluate safety, therapeutic indications, and answer questions such as “who, when and how to treat?”. This registry can also be data-mined for publications and to help answer critical treatment questions

Fostering Strategic Partnerships:

•	Our multi-country strategic partnership with Fresenius Medical Care, the world’s largest dialysis company, to commercialize our CytoSorb(R) therapy for critical care applications in France, Poland, Sweden, Denmark, Norway, and Finland, is just getting off the ground. Both sides continue to invest significant resources toward a successful CytoSorb(R) launch, which is targeted to start this quarter
•	Our strategic partnership with Biocon Ltd, Asia’s largest biotechnology company, continues to expand. They have become a trusted partner, and have done an excellent job in driving usage and awareness in India. We are now in the planning stages of developing clinical studies in India that Biocon will fund to help further build the clinical data that will drive future use and adoption
•	We are now in the active market evaluation of CytoSorb(R) in our initial partnership with one of the top four global medical device companies in cardiac surgery. We expect this evaluation to be completed in the near future, and if successful, we plan to discuss next steps with them for a potentially broader partnership
•	We will continue to support our existing partnerships while potentially seeking new ones for CytoSorb(R) and our advanced pipeline that includes HemoDefend(TM), ContrastSorb, DrugSorb and others. In doing so, we believe we can help unlock the significant value of our products

Thought Leadership

•	We have established close relationships with key opinion leaders from all over the world. Most are intensive care physicians, cardiac surgeons, nephrologists, and perfusionists who have strong interest in new treatments to help solve major problems in their respective fields. Many are these key opinion leaders are highly-regarded because of the significant scientific or clinical contributions they have made during their careers. Many have seen first-hand how CytoSorb(R) can impact the outcomes of critically-ill or cardiac surgery patients. Their support of our CytoSorb(R) therapy is important. Also important is their willingness to help us and to discuss our technology both publicly and privately.

Balancing Supply and Demand

•	In anticipation of future demand, we continue to push forward with our plans to expand our manufacturing of CytoSorb(R). This should help achieve cost-efficiencies and economies of scale, helping to improve the profitability of the CytoSorb(R) device and our overall business. We see this as a key investment in our future growth.

As can be seen, the Company is executing across a broad range of initiatives, coming off the most successful year in our Company’s history where we achieved nearly all of the milestones that we discussed in early 2014. While achieving quarter-to-quarter sales growth is important as we continue working to increase traction in the market, we view the near-term fluctuations as simple growing pains. We are taking what we view as the necessary steps to pro-actively manage this short-term volatility, but the Company is being managed for optimal, sustainable success.

Question: Where are we with registration in different countries?

International distribution and strategic partner sales are again a major part of our expansion strategy, and expected to be a major contributor to sales going forward. We have established distribution in more than 29 countries, and with successful product registration, we expect them to add cumulatively to revenue growth. We are:

•	Actively selling product in the E.U. in Germany, Italy, the U.K., Austria, Switzerland, Romania, Moldovia and the Netherlands, as well as in Turkey and India

•	Currently registered in Saudi Arabia, and have completed a feasibility study that was a pre-requisite for Saudi FDA approval. If we secure this approval, it can be leveraged rapidly across all seven countries of the Gulf Cooperation Council (GCC) including the United Arab Emirates, Kuwait, Qatar, and others

•	Registered in Australia through the Therapeutic Goods Administration (TGA), enabling us to expand there as well

•	Expecting to hear about registration of CytoSorb in France, the second largest medical device market in the E.U., and the other five countries that are part of the Fresenius partnership that we signed several months ago, very soon

•	In the final stages of Russian registration, one of the larger countries we plan to add for 2015. Conservatively, we expect this will occur in late Q4 2015 or Q1 2016, if not sooner. The Russian registration process has been very detailed and time consuming, but we believe we have crossed a major hurdle and are in the home stretch to add this country to our growing portfolio

•	Have met the requirements to add Canadian registration to our ISO 13485 certification. This will allow CytoSorb(R) to be registered in Canada once all Health Canada requirements have been met

•	Withdrawing from the registration process in Taiwan due to the ongoing significant complexity of this process, as disclosed in our Form 10-K

We also are working on continued international expansion with multiple registrations in process in other countries. We cannot speculate as to when, if ever, sales from distributor or strategic partners in these countries will become a meaningful contributor to our revenues. But as can be seen, we have many distributors that could come on-line soon, representing significant potential catalysts for future revenue growth.

Question: You referenced the fall in the Euro as contributing to the expected sequential decline in Q1 2015 sales. Can you please explain further?

Dr. Chan: Currency exchange fluctuations are a potential problem for all companies with international sales, and do not reflect the health of a company’s business or future prospects. Without delving into foreign exchange derivatives, there is little that we can do as a small company to hedge against these changes. Our approach to reduce currency risk has been to diversify our revenue base and have sales outside the European Union based in dollars, and our European sales predominantly in Euros. For the most part, it is unusual to see dramatic changes in currency over the course of a few months. However, this is exactly what we saw in Q1 2015 with the Euro falling precipitously against the dollar as Switzerland eliminated their currency cap to the Euro. In Q1 2014, we received approximately $1.37 for every 1 Euro in sales. In Q1 2015, we received only $1.05 for every 1 Euro in sales. By itself, this currency exchange drop caused a 22% decrease in our expected revenues for Q1 2015, and again, has nothing to do with what we feel are the strong underlying fundamentals in our business. On the positive side, what is not reflected in our revenue guidance for Q1 2015 is a reduction in expenses from our European operations and clinical studies, since we fund these activities with US dollars and benefit from a stronger dollar.

Question: What is the timing of the US REFRESH Trial?

Dr. Chan: We have selected the site that will lead our REFRESH trial and have discussed and received verbal agreement from three major cardiac surgery centers to participate in the trial. This meets the 3-center criterion of the feasibility study approved by the FDA in January. The next steps are institutional IRB approvals of the study. Once this is completed, we will execute clinical trial agreements and initiate the sites. We expect to begin and complete the study this year, and be in a position to file our pivotal trial IDE after meeting with the FDA shortly thereafter.

Question: Will there be an Annual Meeting?

Yes, we plan to have an annual meeting and will notify shareholders when the details have been finalized.

About CytoSorbents Corporation

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to control severe inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses. Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome. CytoSorb(R), the Company's flagship product, is approved in the European Union and marketed in 29 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb(R) is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend(TM), ContrastSorb, DrugSorb, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com/.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2015, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:

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Investor Relations

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